Exhibits 99.4

LETTER TO CLIENTS OF BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES, AND OTHER NOMINEES

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Jet.AI Inc.

for

Shares of Common Stock

of

Jet.AI Inc.

and

Consent Solicitation

THE OFFER AND CONSENT SOLICITATION (EACH AS DEFINED BELOW) AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., EASTERN TIME, ON JULY 25, 2024, OR SUCH LATER TIME AND DATE TO WHICH THE COMPANY MAY EXTEND THE OFFER. JET.AI WARRANTS (AS DEFINED BELOW) TENDERED PURSUANT TO THE OFFER AND CONSENT SOLICITATION MAY BE WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW). CONSENTS MAY BE REVOKED ONLY BY WITHDRAWING THE TENDER OF THE RELATED WARRANTS AND THE WITHDRAWAL OF ANY WARRANTS WILL AUTOMATICALLY CONSTITUTE A REVOCATION OF THE RELATED CONSENTS.

July 10, 2024

To Our Clients:

Enclosed are the prospectus/offer to exchange, dated July 10, 2024 (as it may be amended and supplemented from time to time, the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Jet.AI Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants (“Warrants”; each such holder, a “Warrantholder”) to purchase shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”; such shares, “Common Shares”), to receive Common Shares in exchange for each Warrant tendered by the Warrantholder and exchanged pursuant to the offer (the “Offer”). Specifically, the Offer is being made to Warrantholders of the Company’s:

●	publicly traded, five-year Warrants that are each exercisable to purchase one Common Share at an exercise price of $11.50 per share (the “Redeemable Warrants”), which were issued under that certain Warrant Agreement dated August 21, 2021 between the Company, Continental Stock Transfer & Trust Company, as warrant agent (“CSTTC”), and each Warrantholder (the “Redeemable Warrant Agreement”), in connection with the Company’s initial public offering (the “IPO”);

●	private, five-year Warrants that are each exercisable to purchase one Common Share at an exercise price of $11.50 per share (the “Private Warrants”), which were issued under the Redeemable Warrant Agreement in connection with the Company’s IPO; and

●	publicly traded, ten-year Warrants that are each exercisable to purchase one Common Share at an exercise price of $15.00 per share (the “Merger Consideration Warrants”), which were issued under that certain Warrant Agreement dated August 10, 2023 between the Company, CSTTC, and each Warrantholder (the “Merger Consideration Warrant Agreement”).

The Offer is made solely upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. The Offer will be open until 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which the Company may extend the Offer (such period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, the “Offer Period”; such date and time at which the Offer Period ends, the “Expiration Date”).

The Common Stock, Redeemable Warrants, and Merger Consideration Warrants are quoted on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “JTAI,” “JTAIW,” and “JTAIZ,” respectively. As of June 26, 2024, an aggregate of 23,052,625 Warrants are outstanding, consisting of: (i) 9,859,220 Redeemable Warrants; (ii) 7,433,405 Merger Consideration Warrants; and (iii) 5,760,000 Private Warrants. Pursuant to the Offer, we are offering up to an aggregate of 12,334,621 Common Shares (inclusive of potential shares issuable for purposes of rounding fractional amounts) in exchange for all of the outstanding Warrants.

Until the Expiration Date, the Company is offering Warrantholders the opportunity to receive 0.3054 Common Shares in exchange for each Redeemable Warrant or Private Warrant they hold and 1.0133 Common Shares in exchange for each Merger Consideration Warrant they hold. If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.

No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. Our obligation to complete the Offer is not conditioned on the receipt

The Company may withdraw the Offer and Consent Solicitation only if the conditions to the Offer and Consent Solicitation are not satisfied or waived prior to the Expiration Date. Promptly upon any such withdrawal, the Company will return the tendered Warrants to the holders (and the related consent to the Warrant Amendment will be revoked). The Company’s obligation to complete the Offer is not conditioned on the receipt of a minimum number of tendered public Warrants.

Concurrently with the Offer, the Company is also soliciting consents (the “Consent Solicitation”) from holders of the Warrants to amend the Redeemable Warrant Agreement and the Merger Consideration Warrant Agreement (collectively, the “Warrant Amendments”), which will govern all of the Warrants to permit the Company to require that each Warrant that is outstanding upon the closing of the Offer be exchanged into a number of Common Shares equal to 10% less than the number of Common Shares the Warrantholder would have received as Exchange Consideration had their Warrants been exchanged pursuant to the applicable Exchange Ratio in the Offer.

Pursuant to the terms of the Redeemable Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least a majority of the outstanding Redeemable Warrants; provided that any amendment solely to the Private Warrants requires the vote or written consent of holders of at least a majority of the outstanding Private Warrants. Under the Merger Consideration Warrant Agreement, all except certain specified modifications or amendments require the vote or written consent of holders of at least 65% of the outstanding Merger Consideration Warrants.

Warrantholders may not consent to a Warrant Amendment without tendering Warrants in the Offer of the type specified by the applicable Warrant Amendment, and Warrantholders may not tender such Warrants without consenting to the applicable Warrant Amendment. The consents to the Warrant Amendments are part this Letter of Transmittal and Consent relating to the Warrants, and, therefore, by tendering Warrants for exchange, Warrantholders will be delivering to their consent to the Warrant Amendment. Warrantholders may revoke consent at any time prior to the Expiration Date by withdrawing the Warrants they have tendered in the Offer.

Warrants not exchanged for Common Shares pursuant to the Offer will remain outstanding subject to their current terms, or amended terms if the Warrant Amendments are approved. If the Warrant Amendments are approved, the Company intends to require, to the extent permitted by the Warrant Agreements, the exchange of all outstanding Warrants to Common Shares in accordance with the terms of the Warrants, as amended by the Warrant Amendments, and in compliance with applicable laws and regulations, including, without limitation, any restrictions described in Exchange Act Rules 13e-4(f)(6) and 14e-5.

THE OFFER AND CONSENT SOLICITATION IS NOT MADE TO THOSE HOLDERS WHO RESIDE IN STATES OR OTHER JURISDICTIONS WHERE AN OFFER, SOLICITATION, OR SALE WOULD BE UNLAWFUL.

Please follow the instructions in this document and the related documents, including the accompanying Letter of Transmittal and Consent, to cause your Warrants to be tendered for exchange pursuant to the Offer and provide consent to the applicable Warrant Amendment.

On the terms and subject to the conditions of the Offer, the Company will allow the exchange of all Jet.AI Warrants properly tendered before the Expiration Date and not properly withdrawn, at an exchange rate of 0.3054 Common Shares for each Redeemable Warrant or Private Warrant so tendered, and 1.0133 Common Shares for each Merger Consideration Warrant so tendered.

We are the owner of record of Warrants held for your account. As such, only we can exchange and tender your Warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal and Consent for your information only; you cannot use it to exchange and tender Warrants we hold for your account, nor to provide consent to the Warrant Amendment.

Please instruct us as to whether you wish us to tender for exchange any or all of the Warrants we hold for your account, on the terms and subject to the conditions of the Offer.

Please note the following:

(1)	Your Warrants may be exchanged at the exchange rate of 0.3054 Common Shares for each Redeemable Warrant or Private Warrant properly tendered for exchange, and 1.0133 Common Shares for each Merger Consideration Warrant properly tendered for exchange.

(2)	The Offer is made solely upon the terms and conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent. In particular, please see “The Offer and Consent Solicitation–General Terms–Conditions to the Offer and Consent Solicitation” in the Prospectus/Offer to Exchange.

(3)	By tendering your Warrants for exchange, you are concurrently consenting to the Warrant Amendment. You may not consent to the Warrant Amendment without tendering your Warrants in the Offer and you may not tender your Warrants without consenting to the Warrant Amendment.

(4)	The Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which the Company may extend the Offer.

If you wish to have us tender any or all of your Warrants for exchange pursuant to the Offer and Consent Solicitation, please so instruct us by completing, executing, detaching, and returning to us the attached Instructions Form. If you authorize us to tender your Warrants, we will tender for exchange all of your Warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date. Please note that the Offer and withdrawal rights will expire at 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which the Company may extend the Offer.

The board of directors of the Company has approved the Offer and Consent Solicitation. However, neither the Company nor any of its management, its board of directors, the information agent, or the exchange agent for the Offer is making any recommendation as to whether holders of Warrants should tender Warrants for exchange in the Offer and Consent Solicitation. The Company has not authorized any person to make any recommendation. You should carefully evaluate all information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent, and should consult your own investment and tax advisors. You must decide whether to have your Warrants exchanged and, if so, how many Warrants to have exchanged. In doing so, you should read carefully the information in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

Instructions Form

Offer to Exchange Warrants to Acquire Shares of Common Stock

of

Jet.AI Inc.

for

Shares of Common Stock

of

Jet.AI Inc.

and

Consent Solicitation

The undersigned acknowledges receipt of your letter and the enclosed prospectus/offer to exchange dated June 27, 2024 (the “Prospectus/Offer to Exchange”), and the related letter of transmittal and consent (as it may be amended and supplemented from time to time, the “Letter of Transmittal and Consent”), which together set forth the offer of Jet.AI Inc., a Delaware corporation (the “Company”), to each holder of the Company’s warrants (the “Warrants”) to purchase the Company’s common stock, par value $0.0001 per share (“Common Stock”; such shares, the “Common Shares”).

The undersigned hereby instructs you to tender for exchange the number of Warrants indicated below or, if no number is indicated, all Warrants you hold for the account of the undersigned, on the terms and subject to the conditions set forth in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent.

By participating in the Offer, the undersigned acknowledges that: (i) the Offer and Consent Solicitation are made solely only upon the terms and conditions in the Prospectus/Offer to Exchange and in the Letter of Transmittal and Consent; (ii) upon and subject to the terms and conditions set forth in the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent, Warrants properly tendered and accepted and not validly withdrawn constitute the undersigned’s validly delivered consent to the applicable Warrant Amendment; (iii) the Offer will be open until 11:59 p.m., Eastern Time, on July 25, 2024, or such later time and date to which the Company may extend the Offer (such period during which the Offer and Consent Solicitation is open, giving effect to any withdrawal or extension, the “Offer Period”; such date and time at which the Offer Period ends, the “Expiration Date”); (iv) the Offer is established voluntarily by the Company, it is discretionary in nature, and it may be extended, modified, suspended, or terminated by the Company as provided in the Prospectus/Offer to Exchange; (v) the undersigned is voluntarily participating in the Offer and is aware of the conditions of the Offer; (vi) the future value of the Common Stock and the Warrants is unknown and cannot be predicted with certainty; (vii) the undersigned has received and read the Prospectus/Offer to Exchange and the Letter of Transmittal and Consent; and (viii) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax, or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains the responsibility solely of the undersigned. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

Type of Warrant Exchanged (JTAIW, JTAIZ, or Private)	Number of Warrants Tendered

* No fractional Common Shares will be issued pursuant to the Offer. Instead, any fractional Common Shares to which a Warrantholder would otherwise have been entitled to receive pursuant to the Offer will be aggregated and then rounded up to the nearest whole Common Share. The Company’s obligation to complete the offer is not conditioned on the receipt of a minimum number of tendered Warrants.

** Unless otherwise indicated it will be assumed that all Warrants held by us for your account are to be exchanged.

**
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